Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL PROVIDES CLARITY AND TRANSPARENCY ON SANDISK

INTELLECTUAL PROPERTY, CONSENT RIGHTS AND THE JOINT VENTURES

Western Digital Posts Questions & Answers Document to Investor Relations Website

SAN JOSE, Calif. — Oct. 10, 2017 — Western Digital Corp. (NASDAQ: WDC) today posted a set of questions and answers to provide clarity and transparency on key topics associated with the SanDisk joint ventures with Toshiba Corporation (“Toshiba”) and to correct inaccuracies and misconceptions.

Western Digital commented:

In light of what we believe to be a series of inaccurate statements and mischaracterizations regarding Western Digital, SanDisk, the NAND flash-memory JVs and SanDisk’s clear consent rights, we felt compelled to set the record straight.

The Q&A is available on the Investor Relations section of Western Digital’s website at investor.wdc.com or here.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements regarding Western Digital, SanDisk, the NAND flash-memory JVs and SanDisk’s consent rights. There are a number of risks and uncertainties that may cause these forward-looking statements to be inaccurate

Western Digital Provides Clarity and Transparency on SanDisk Intellectual Property,

Consent Rights and the Joint Ventures

including, among others: uncertainties with respect to the company’s business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-K filed with the SEC on Aug. 29, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners. © 2017 Western Digital Corporation or its affiliates. All rights reserved.

Contacts:

United States

Media Contact:

Jim Pascoe, 408-717-6999

jim.pascoe@wdc.com

or

Investor Contact:

Bob Blair

robert.blair@wdc.com

or

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Jed Repko / Ed Trissel

415-869-3950 / 212-355-4449

wdcmedia@joelefrank.com

Japan Media Contacts: Emi Hatano, 090-5765-9730 emi.hatano@sandisk.com or Ashton Consulting John Sunley / Brendan Jennings 03 5425-7220 / 090—7416-0180 / 050 7576-6190 WDC_JapanPR@ashton.jp